Exhibit 99.1
Tollgrade Communications, Inc.
Teleconference, October 23, 2008 at 9:00 AM ET
Third Quarter 2008 Earnings Call
Mr. Joseph Ferrara, President and Chief Executive Officer
Mr. Gary W. Bogatay, Jr., Chief Financial Officer and Treasurer
Mr. Grant Cushny, VP of Sales and Professional Services
Ms. Sara Antol, General Counsel
DENISE:	Good morning and welcome to Tollgrade Communications, Inc.’s Third Quarter 2008 Earnings results Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Instructions will be given at that time. If you should need assistance during the Conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. This Conference is being recorded. I would like to turn the Conference over to Mr. Joe Ferrara, President and Chief Executive Officer. Sir, you may begin.

JOSEPH FERRARA:	Thanks Denise. Good morning and thanks for joining us to review Tollgrade’s Third Quarter 2008 results. We have a lot to cover on the Call this morning, so I’ll get started. First, I’ll cover our activities related to strategy including how our management changes will support our business strategy; then we’ll cover both the highlights in detail of our Third Quarter results, our revenue outlook for the Fourth Quarter and finally, wrap up with customer activities. At the end of the Call, we’ll take any questions you may have.

With me today are Gary Bogatay, our new CFO and Treasurer and Grant Cushny, our Vice President of Sales and Professional Services. Also with us is Sara Antol, our General Counsel. Sara will start us off with a “forward-looking” statement before we start. Sara?

SARA ANTOL:	Good morning. During this Conference Call, we will be making some statements regarding future events or results, including our revenue guidance for the Fourth Quarter of 2008, which are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions that involve risks and uncertainties and actual events or results may differ materially from the “forward-looking” statements that we are making. In addition to the factors that we mentioned today, additional risk factors that could cause actual events or results to differ materially are included in our filings with the SEC; specifically in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Report on Form 10-Q. We expressly disclaim any intention to update our “forward-looking” statements and the estimates and assumptions associated with them at any time, or for any reason. Thank you.

JOSEPH FERRARA:	Thanks, Sara and let’s get started. First, let’s talk about strategy. We spent a lot of time over the last few (noise/audio drop) business inside and out. In our last Earnings Conference Call in July, we were in the middle of our strategic review process, which was an exhaustive review of our strategic alternatives, both internally and externally. We set out to review all of the opportunities open to Tollgrade without the Needham and Company, our investment bankers. Some of the options included in our analysis were a sale of the company, evaluating individual business units, reformulated organic strategies, acquisition and merger alternatives and stock buyback and dividend options. We contacted numerous parties to discuss various strategic opportunities for Tollgrade, including assets, dispositions, acquisitions, mergers and a full company sale. These discussions included both strategic and financial participants. Throughout the process we reviewed industry growth opportunities and test of measurement in adjacent complimentary market segments. By the end of the process, we did confirm the significant leverage of our worldwide-embedded customer base, our success in system sales of centralized software solutions and remote test hardware and our long-term service contracts. Following these discussions, we determined that many of the alternatives examined were not in the best interest of our company or our shareholders at this time. Specifically, we do not believe these alternatives would result in greater value for our shareholders and could be realized for the more focused strategy described in our Earnings Release, which determined that the best opportunity for maximizing shareholder value at the current time exist in leveraging the strength that Tollgrade’s test system software platforms, which is at the center of our service assurance offerings.

In completing our strategic review, we reached the following conclusions. First and foremost, we will focus our efforts on the Telco’s service assurance market, which is a substantial and growing market and one where we have a significant and strong customer base and strong revenues. We have an opportunity to leverage our current position and expand into adjacent markets. Second, our Board has approved the repurchase of our stock for up to $15.0 Million dollars in share value, the details of which will be announced during the next few weeks. Third, we will continue to actively manage the performance and results in the other areas of our business. And fourth, we will continue our internal review process to look for opportunities to accelerate our business strategy and focus our efforts along the way.

So let me expand a bit on each of these four areas. First, with the service assurance strategy. We believe our expanded service assurance solution strategy can provide long-term growth to improve the value of Tollgrade, the shareholders, customers and employees. Our Board actively supports this strategy and the steps that we are taking. We believe that by expanding our service assurance solutions, both organically and through selective partnerships, we can further expand our addressable market and revenue opportunities, leverage our incumbent position with blue chip customers into new revenue growth opportunities and enhance the value of our long-term contracts by providing increased capabilities that will further embed our platforms. Consistent with this strategy, we will lever our core software solutions success into an expanded offering of test system solutions for the Telecom industry. We have a unique opportunity to leverage our embedded positions in the testing of local access network as our customers migrate to the next generation IP access network architectures. According to industry analysts, this is a nearly $1.0 Billion dollar market as expected to experience annual growth rates of 20% in the next 4 years. We have developed considerable expertise in service assurance of the Telco access network and will continue to focus our efforts in this area and adjacent market segments where we believe there are significant growth opportunities for Tollgrade. While we are expanding our focus in the telecommunications market, we will continue to support Tollgrade’s hardware and software portfolio but with a greater emphasis on expanding our service assurance software solutions. We have earned the trust of our customers with our proven software platforms, LoopCare™, Fortel™ and Celerity™. Expanding our software capabilities can further solidify our long-term relationships with key customers around the world. This revised strategy is intended to leverage our business strength while further entrenching our systems and to our customer base. One key to our revised approach is to leverage partnerships, whether technology or business partners. Partnerships can allow us to focus on what we do best and will enable us to expand our system solutions into adjacent market segments will mitigate certain risks. The implementation of our strategy will expand on existing customer requests for enhanced features and capabilities. As we gain traction in the market, we expect that we may need to add resources.

Now a few comments about our share buy back program. The Board has authorized up to $15.0 Million dollars in a share buy back program. We are in the process of identifying the specifics how this program will be implemented and we will be announcing these plans in the next few weeks. We believe the current stock market is under valuing our stock and as such, we see a stock buy back program as a good investment of company’s funds. We currently have over $62.0 Million in cash and short-term investments at our disposal. If the stock repurchase is executed to the full-approved amount, the company will still have approximately $47.0 Million in cash for use in ongoing business or strategic partnerships and other transactions to accelerate our strategy.

On the subject of managing our operating performance. We are actively managing our product portfolio based on market opportunity, risk and contribution level. We will continuously examine the performance of our products and look to improve contribution levels where possible across product lines. Looking to accelerate our time to market and expansion into adjacent markets, we will approach our development activities with an emphasis on business and technology partnerships. We continue to explore opportunities with our cable business. We have an impressive installed base of customers, outbound OEM partners and product portfolio. Our efforts to improve the performance of the cable unit will continue by strengthening our cost position in what is a very competitive market. Most importantly, we continue to support our existing customers to ensure the value of our products and services. We also continue to invest in our Smart Grid startup business, targeted at the power distribution and utility sector. As previously discussed, the Lighthouse solution is in trials with multiple electric utilities, including a major U.S. investor-owned utility. We see opportunities in this new market, but our trials have run longer than originally anticipated. Our power utility service assurance solution is still planned to be generally available before the end of the year, but we do not expect to see significant revenue contribution from these products until 2009. Our efforts will continue to be managed as a separate group within the organization and we will balance our investment level based on long-term opportunity we see in the market.

Now in the management additions and continuous improvement activities. In support of this new strategic focus, we have made changes in leadership positions in key areas of our business. Our three new executive leaders have significant experience in areas that are critical to our long-term success. Each brings with them a wealth of experience that will assist in the execution of our re-focus strategy.

First, we have named Dave Blakeney as our new Vice President of Research and Development. Dave brings more than 25 years of experience in developing software and hardware solutions to Tollgrade. Dave spent the last six months with us as an Advisor on our R&D initiatives. Second, we have named Ken Shebek as our new Vice President of Operations. Ken will be responsible for company operations related to manufacturing, quality supply chain and IT. Ken brings “Best in Class” supply chain management experience to our business. Ken succeeds Mat Rosgone, who is leaving Tollgrade to pursue other interests. And finally, Gary Bogatay was named our new Chief Financial Officer and Treasurer. With his market-based experience, his M&A integration skills and his systems knowledge, Gary will be a huge asset to the organization. Gary succeeds Sam Knoch, who is also leaving Tollgrade to pursue other interests.

As we move forward, we will continue to drive our internal review process, assessing our strategic opportunities based on market activity as well as our own progress toward goals. So while the largest strategic alternatives program has been completed, we will continually evaluate our strategy and adjust our near and long-term direction as needed. The ultimate goal is to improve the value of Tollgrade to shareholders, customers and employees.

Shifting gears, let’s talk about our Third Quarter results. First, some highlights from the Quarter. We announced our first domestic DigiTest ICE® win with Integra Telecom in Q-3 and have also reached general availability of all three versions of our DigiTest ICE® product line. Second, we achieved profitability for the first time since Q-3 of 2007 generating over $900,000 in net income. Third, we continue to see the effects of our efforts to decrease our overall cost structure to achieve higher profitability and a lower breakeven point. And lastly, we added nearly $3.0 Million in cash and short-term investments to our balance sheet during the Third Quarter and now have over $62.0 Million in cash and short-term investments, which is approximately $4.70 per share. More specifically on the Third Quarter financial results, yesterday we reported Third Quarter 2008 revenue of $15.2 Million, which on a sequential basis, was up slightly compared to the Second Quarter of 2008, which was $14.6 Million. We did exceed the high end of our revenue expectations for the Third Quarter of this year, which ranged from $12.0-$15.0 Million. Q-3 revenue was lower than last year’s Q-3, which was $20.6 Million. For the first nine-months of the year, revenue was $43.0 Million compared to revenue of $47.8 Million for the same period of 2007. The declines and demand for some of our mature product lines still challenges our top line revenue. We also continue to see the affects and the weakness of the economy and its impact on customer spending.

In our Earnings Release, we reported earnings per share of $0.07 on a GAAP basis for the Third Quarter of 2008, which included the effects of non-cash charges for restructuring and stock-based compensation expenses. Excluding these non-cash charges, our non-GAAP earnings performance in the Quarter was $0.08 per share. On a GAAP basis, earnings per share results for the Third Quarter of 2007 were $0.11 per share while the non-GAAP earnings per share in the Third Quarter of 2007 were $0.13 per share. Gross profit for the Third Quarter on a non-GAAP basis was 53.9% better on a sequential basis and in comparison to Third Quarter of 2007, which was 53.2%. Higher volumes of MCUs and software sales were contributing factors to the favorable product mix in the Quarter.

We work to continue to reduce the overall cost structure. During Q-3 this year, on a sequential basis compared to Q-2 of this year, we lowered our overall expenses from $7.7 Million to $7.3 Million. We saw lower expenses in sales and marketing, R&D and G&A from our Q-2 2008 levels. Also, expenses were significantly lower as compared to Q-3 last year when expenses were $9.5 Million. We are continuing to look for ways to become even more efficient and profitable position as we move forward.

Our backlog for firm customer purchase orders and signed software maintenance contracts was $18.4 Million at the end of Q-3 this year, compared to a backlog of $19.2 Million at the end of 2007. A majority of the Q-3 2008 backlog, 78% is related to software maintenance contracts. We expect approximately 40% of the current backlog to be recognized as revenue in the Fourth Quarter of 2008.

Now let me take a few minutes to review our performance by product line. Our system test products, which includes the product family of DigiTest®, associated customer software applications and license fees. Revenue from these products for the Third Quarter of this year was down significantly at $4.1 Million compared to $9.2 Million in the Quarter a year ago. This decrease is largely due to DigiTest® EDGE and HUB revenue from one of our large international contracts in Q-3 of 2007, that did not repeat this year. DigiTest ICE®, or IP Service Assurance Probe won its first new domestic customer, Integra Telecom this Quarter and had revenues in the Quarter of over $600,000, including associated software fees. DigiTest ICE® now has revenue shipments to customers and has conducted a number of trials in the past few months. We remain encouraged by the interest in ICE and hopeful for additional customer momentum in Q-4. Sales of cable hardware and software products during the Third Quarter 2008 were $1.9 Million, which is down from $2.8 Million in sales in the Third Quarter of 2007. As discussed in our last Conference Call, the decline is primarily due to reduced market demand through OEM channels and two major MSOs, while we are attempting to replace the revenue through other customer accounts and new product offerings. As discussed earlier, we continue to explore our opportunities with our cable business to leverage our customer relationships and product portfolio. MCU sales were $3.2 Million in the Third Quarter of 2008, a healthy rebound from Q-2 2008 revenue of $1.2 Million. We did decline in comparison to Q-3 2007 revenue at $3.6 Million, but it was a solid Quarter for MCU sales based primarily on testability project with one of our major domestic customers. While some customer’s budgets have eased this Quarter, we do not expect MCUs sales to stay at this level in the long-term. Our services business continues to be a significant source of revenue. Services revenue was $6.0 Million dollars in Q-3 versus $5.0 Million in Q-3 of 2007. Revenue from our servicing offerings this Quarter comprised 39% of overall revenue in comparison to a 25% contribution from the Quarter a year ago.

Now for our Q-4 2008 outlook. Looking ahead to the Fourth Quarter of 2008, we expect revenue to range from $12.0-$15.0 Million, which is the same revenue guidance provided for the Third Quarter of 2008. We remain cautious about the potential impact of our general economic conditions and a tight credit market on customer purchases. This sets full-year revenues in the range of $55.0-$58.0 Million. We now start strategic review in April this year in part to analyze and develop strategies to address this very issue, a declining set of legacy products that has been moving faster than we can replace the revenue with new products. The moves that we are taking in the business will help us address this issue with the intent to improve value for our shareholders. Our strategies will take time to implement but we are committed to increasing long-term value for shareholders. We now also have the right team in place to drive forward and execute on our plans. This management team will challenge the organization to be more creative about our solutions and the way that we manage our business. We continue toward our goal of creating a sustainable and defendable position in a market that can provide long-term profitable growth.

My final comment is on customers. We remain actively engaged with customers and prospects. During the Third Quarter, we attended the Broadband World Forum in Brussels where we met many current and potential customers as well as partners in the industry, repeat your DigiTest ICE® and new analysis solutions to customers, which were all very well received. I know that some of you may have questions, so at this time I will turn the Call over to our Conference Coordinator, Denise, who will remind you how to signal for any questions or comments that you have for us. Denise...

DENISE:	At this time if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list. Please hold for a brief moment while we let participants enter the queue.

Our first question is from Matt Robinson from Pacific Growth Equities. Sir, you may please state your question.

MATT ROBISON:	Hey, good morning gentlemen!

JOSEPH FERRARA:	Hi Matt! How are you?

MATT ROBISON:	Good and impressive cash flow and good to see you guys have arrived at some conclusions for your strategy going forward.

JOSEPH FERRARA:	Thanks, thanks.

MATT ROBISON:	Also, I would like to understand if there was... if you could... Maybe I... I missed the first part of the Call and hopefully I’m not asking you guys to repeat your stuff, but if you could maybe identify any sort of decision points or some... or anything you’ve seen in the industry whether it be progress of acceptance of products or customer roadmaps, or anything that is particularly salient that has given you increased conviction for the assurance part of your business and maybe fill in a little more color on how the acceptance is going for ICE now that you’ve got a significant amount of revenue from it.

JOSEPH FERRARA:	Okay so first off I’ll start with your question about the trends we are seeing or any kind of customer conversation that gives us confidence in our strategy. The main point I guess I would make there is the fact the strategy, a lot of the feedback we’ve looked at analysts reports and obviously, talked to a lot of the analysts and read through all of the information. But a lot of the direction that we are taking right now is based on customer conversation that we’ve had and requests that we’ve had come across from customers to expand our capabilities. So I would say that not only trends that we are looking at from a more analytical perspective and through the analysts community, market analyst community, but specifically we are taking direction from a number of our major customers.

MATT ROBISON:	Does this mean that they are beginning to look again at network assurance from your type of products rather than just additions to the network elements and maybe... could... It seems like the market may have been sort of gravitating away from what you were doing towards reliance on what was there to achieve from the facilities on the network elements themselves, the routers and the switches...

JOSEPH FERRARA:	(Cross Talk)

MATT ROBISON:	Has there been a little bit of a reaction and maybe a change back towards your type of... your type of approach?

JOSEPH FERRARA:	What I can tell you, we have received feedback from specific customers that believe that our capability that we offer both through our hardware and software, parts of our solution, can add value above and beyond what they get from network element test capabilities. Now in terms of a sea change across the industry, I think that we are looking at the opportunity that we see based on incumbent positions and customers. I couldn’t speak across the industry-wide all customers a dramatic shift but I can tell you from our perspective, we have a number of customers that are asking us for increased capabilities added to our existing solutions that we have today.

MATT ROBISON:	Is this reflecting the maturation of certain services and can you get customers to pay for these additions or are we gonna be in one of these cycles where they keep asking for more and they never provide any business?

JOSEPH FERRARA:	I don’t know if I can answer that one, Matt. I haven’t had a specific discussion that I can think of what the customer that... you know had relative understanding whether or not they are getting increased revenues from their end customers. So I don’t know if I can answer that one for you.

MATT ROBISON:	How about the second one?

JOSEPH FERRARA:	Second part of that?

MATT ROBISON:	The second part of the question was you know you get the customers asking to do features. Are they paying for them and are they... are those... are they asking you... if they are asking you to invest and augment so they are giving you a path towards your return on your commitment?

JOSEPH FERRARA:	All right, so in terms of additional feature development, are we getting paid for that? Yes, we have a fairly robust software applications business that is essentially that as new features and capabilities are added to our platforms, customers are willing to pay for the additional features because of the benefits they are going to see in their own operations. So we do have that and actually that was one of the reasons why we saw a favorable mix in our margins as well as overall revenue.

MATT ROBISON:	Okay thanks, I’ll let somebody else have a question.

JOSEPH FERRARA:	Okay thanks, Matt.

DENISE:	We have a question from Jeffrey Meyers from Cobia Capital. You may go ahead, Sir.

JEFFREY MEYERS:	Great, thanks a lot. So just kind of trying to pin you down a little bit more I guess on you know what does it mean when you say increased functionality in the software products. What specific you know types of products are you guys going to be developing going forward? And the second question is just on the DigiTest ICE®. You said that your G&A in all three versions now, are you seeing the demand for some of the higher layer versions or you know is most of the demand at this point for sort of metal functionality there?

JOSEPH FERRARA:	Okay let me start with the latter question first. As far as demand and opportunities with ICE, we are seeing both sets of opportunities both for I’ll call standard metallic test as well as broadband capabilities on top. So we are seeing both, it is not one or the other. And then in terms of software capabilities, we have been looking and been asked to incorporate other network elements and to our software platforms to increased analysis on top of what is currently available. We’ve also been asked to look at incorporating other test products into the platforms or into our overall solution as well. I think you’ll get more information as we move forward and be able to put some more clarity in terms of the solutions and I am somewhat vague, I realize that right now, but you’ll get a lot more clarity as we move forward and announce some of the things that we are adding as far as capabilities.

JEFFREY MEYERS:	Good, thanks a lot.

JOSEPH FERRARA:	Thanks, Jeff.

DENISE:	We have a question from Arthur Friedman from Friedman Asset Management. Please state your question, Sir.

ARTHUR FRIEDMAN:	Good morning. Nice going on the Quarter. I have several questions. I wanted to ask first on the... this is with the Third Quarter Financial Results, on the... where you have the Accounts Receivable, could you distinguish between what you mean by Trade and Other? You have $10,621,000 for Trade and then $2,535,000 for Other. What is the difference?

JOSEPH FERRARA:	Just one second.

GARY BOGATAY:	Hi, this is Gary Bogatay. Yes, other represents percentage of completion contracts that have not currently been billed yet and trade is obviously, trade.

ARTHUR FRIEDMAN:	Oh! I see, okay. So basically what is the days outstanding on the $10,621,000? Do you expect to receive all of that in the next Quarter, in the next 90-days?

JOSEPH FERRARA:	Yes, our DSO right now is running about 65 days currently and that has come down over the last Quarter from 75 to 65, it is trending down.

GARY BOGATAY:	The only thing that I would add to that is we do still have some final payments on some of our larger international projects that we had that are still outstanding, so they tend to skew the DSOs higher than some of ongoing kind of run rate business, if you will.

ARTHUR FRIEDMAN:	What I am trying to understand, what I am a little confused is if you’ve got $10,620,000 that you hope to get in with let’s say within the next 90 days and then you said your backlog was (let me scroll up here) was $18.4 Million and you expect it to receive 40% of that backlog as revenue in the next Quarter, then if you add the two together, that would be higher than your outlook of $12.0-$15.0 Million, because (Cross Talk) 40% of $18.4 Million would be (Cross Talk) $7,200,000.

JOSEPH FERRARA:	I think you are mixing collections with revenue recognition, so the DSOs trade that is what we are talking about, accounts receivable and cash collections, revenue recognition. We are saying 40% of the outstanding backlog we are expecting revenue recognize in Q-4.

ARTHUR FRIEDMAN:	Is the backlog part of the accounts receivable, or are they separate?

JOSEPH FERRARA:	No, they would be separate.

ARTHUR FRIEDMAN:	They would be separate, okay and so you have a backlog of $18.4 Million on top of the $10.0 Million you expect to get that has already been invoiced?

JOSEPH FERRARA:	Yeah, again I think you are somewhat mixing apples and oranges there, but the backlog is a 12-month view of our backlog of software maintenance contracts and other product shipment backlog.

ARTHUR FRIEDMAN:	Oh! Okay it is a 12-month view?

JOSEPH FERRARA:	Right, right and so that is where we expect 40% to be recognized in Q-4 but that is a 12-month view of the backlog.

ARTHUR FRIEDMAN:	Okay, okay and I have another question. Going back to the strategic initiatives, when you are looking at the different options you talked about, you look at a reformulated organic strategy. What does that mean?

JOSEPH FERRARA:	Well to be honest, that is one of the outcomes of the process what I will call the reformulated or refocused strategy that we have now. So we looked at a number of opportunities in our business to look at organic options for the business and in the end we did end up going with one of the reformulated organic strategies, if you will, for the business versus say an external option of you know sale of the company or anything like that.

ARTHUR FRIEDMAN:	Right, so what... Let me ask the question another way because it is something I’ve... as a long-time shareholder, I’ve never understood. What was the strategy, therefore, that you are abandoning and why didn’t that strategy work, because I’ve never understood it? I’ve never understood why the company isn’t growing by leaps and bounds because as much as people put equipment in, it seems it needs the same equipment tested, so I am just trying to understand this.

JOSEPH FERRARA:	Okay so maybe I’ll try to answer your question this way. In the market of service assurance and test of measurement, we are in the centralized portion of the market so that technology evolution through the market starts out with in the lab space and then moves into field-testing and then moves into centralized service assurance. So I agree with you as people put in new services and new equipment into networks, that there is an expectation over time that you will reach the point where we are in the chain that you will have new centralized service assurance offerings that continue to generate, or generate growth. Where we are now is one of the questions that Matt asked that we are in a process where we see new opportunities in terms of new technology and new network architectures and new services being offered out in the market, but the penetration rate in terms of those new services haven’t yet reached the point where they have hit the need for centralized service assurance platform. So we still see some opportunities and I think that as we move forward there are possibilities for growth for us as these new network elements and new services generate the penetration rates to demand centralized service assurance platforms. That has not really changed. I would say that is something that has been somewhat similar in terms of our strategy overall. I think one of the differences in our strategy now is that we had tend to be somewhat focused in hardware in the past and we realized at this point that our software solutions offer a good opportunity to leverage going forward and to increase the capabilities on our software side and offer the ability to open that up to partners and other potential increased capabilities that would then leverage and further embed our software platforms into the customers that we have. So I think if you are looking at changes, that is one of the changes. Now that is not to say that we will move away from our hardware business, it is just to say that we think there is a lot of leverage in our software platforms and the increased capabilities. We will continue to develop hardware and I think the real value is if we can couple both our hardware and our software together, but if we can increase capabilities strictly on the software side, we think that is a good opportunity for us going forward.

ARTHUR FRIEDMAN:	Great that makes sense to me, finally. I do understand that. Do you have customers today... do you have contracts with all of the major, like AT&T and Verizon and all of the major players, Sprint?

JOSEPH FERRARA:	No, we don’t intend to comment about customers, but we do have many large Telco customers.

ARTHUR FRIEDMAN:	Okay thank you very much. Good luck!

JOSEPH FERRARA:	All right, thank you.

DENISE:	We have a question from Ailon Grushkin from Nano-Cap Growth Funds. You may go ahead, Sir.

AILON GRUSHKIN:	Hi, I have more of just a comment because I see that one of your most valuable assets is your cash and from what we’ve seen in this market and in past markets. First, the buyback is probably not such a great idea. You might as well keep your cash. When your stock is ready, it will go up, especially if you, you know continue to improve the business and one of the worst things I could think of is the Dutch tender offers, which I think would have disastrous consequences and if you’ve seen some of the companies that have recently done it, it was an absolute and complete waste of money. So I just think you should hoard your cash and you know use it to grow your business and rebuild your business.

JOSEPH FERRARA:	Okay well thank you very much for the input.

AILON GRUSHKIN:	You are welcome.

DENISE:	We have a question from Tom Conners from Crow Holdings. Please state your question, Sir.

TOM CONNERS:	Good morning, guys! (Greeting returned). Can you guys give some color as to what type of securities or cash? Thank you.

GARY BOGATAY:	Hi Tom, this is Gary Bogatay. It is in highly liquid securities. It is mainly with one institution, however it is with bonds that are highly rated and extremely liquid with 3 to 6 months or less.

TOM CONNERS:	Thank you very much.

GARY BOGATAY:	Sure

DENISE:	Again, if you would like to ask a question, please press “*” then “1” on a touchtone phone.

We have a question from Marty Callahan from Bradford Capital. You may go ahead, please.

MARTY CALLAHAN:	Hello Joe!

JOSEPH FERRARA:	Hi Marty, how are you?

MARTY CALLAHAN:	Well, thanks. I have a couple of questions. Can you maybe give us a little more color on what drove the MCUs revenues this Quarter and what you think is sustainable there?

JOSEPH FERRARA:	We did have one specific project that drove a significant amount of the revenue for the Quarter. At the same time I would say that we do think that some of the pickup has been based on some of the budget teething but I do tend to think personally that it could also have something to do with some of the hurricanes that came through. So it is a mixture of things, but we did have one large project that drove a significant amount of revenue in the last Quarter.

MARTY CALLAHAN:	Okay is that project basically finished at this point, or do you have any visibility on that?

JOSEPH FERRARA:	That specific project is completed and what I would say is that we are continually looking for increased testability projects to increase our footprint within customers. We are constantly going out to our existing customer base and putting proposals on the table to be able to increase their capabilities across their network footprint to increase the testability of their network. There are opportunities that we have quoted. There are things that are out there. It just kind of depends on budget cycle and the ability for people to release funds and to pay for the types of projects that we put in place for them.

MARTY CALLAHAN:	Okay and an unrelated question. You say in the Release that it will take some time to implement the integrated software platform. Can you be any more specific in terms of how long you think it will take to see material results from it and whether there will be material increase in investment to implement it?

JOSEPH FERRARA:	What I would tell you depending on direction that we had and that is why I said that I think you will get more information about our offerings and the capabilities that we are going to roll out with as we move forward. It kind of depends how we move forward, so at this point I think I would rather reserve the right to give you a little bit more information as we move forward on how much we think and how long the time period to be able to pay back and the level of efforts at this point.

MARTY CALLAHAN:	Do you have any timing on when you think you’ll have more information on that?

JOSEPH FERRARA:	I would think that within the next couple of Quarters, you are going to see activity and you will get a lot more detail.

MARTY CALLAHAN:	Okay thanks.

JOSEPH FERRARA:	Thanks, Marty.

DENISE:	Gentlemen, it appears at this time that we do not have any further questions? Would you like to make some closing remarks?

JOSEPH FERRARA:	Yes thanks, Denise. I just want to thank everyone for their time and interest in Tollgrade. We appreciate the interest and look forward to the next Quarterly update. Thanks again and have a great day!

DENISE:	This concludes today’s Tollgrade Communications Third Quarter 2008 Earnings Results Conference Call. Thank you for your participation. You may now disconnect.
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